Exhibit 23



           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
Horizon Financial Corp. and Subsidiary

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-99780 and No. 333-127178) and on Form S-3 (No. 333-155525)
of our report dated June 10, 2009 relating to the consolidated statements of financial position of Horizon Financial Corp. and Subsidiary as of March 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended March 31, 2009, and in our same report, with respect to Horizon Financial Corp. and Subsidiary's internal control over financial reporting as of March 31, 2009, appearing in this Annual Report on Form 10-K of Horizon Financial Corp. and Subsidiary, for the years ended March 31, 2009 and 2008.

/s/ Moss Adams LLP

Bellingham, Washington
June 10, 2009